Exhibit 10.41

To:

David Dahan

Re: Your Employment at DSP Group Ltd.

We are pleased to ask you to join DSP Group Ltd (hereinafter: the “Company”) in accordance with the following Employment Terms:

1.	Job Description

a.	Your position at the Company will be: COO

b.	Directly subordinate to: Ofer Elyakim, CEO

2.	Employment Terms

a. Salary

1.	In consideration for your work at the Company, the Company will pay you the gross monthly sum of 62,600 New Israeli Shekels (hereinafter: “the Salary”),

The Salary sum is gross and includes all the Salary components and various increases, and you will not be entitled to receive any consideration or additional payment of any kind whatsoever, beyond the Salary, unless otherwise explicitly stated in this Agreement.

2.	The Salary will be updated in accordance with the updating rates of the cost of living increases in the economy.

3.	The company will pay you monthly travels reimbursement equivalent to NIS 500.

b. Directors Insurance

1.	The Company will allocate amounts from your Salary, as specified in Sections 2a.1 and 2a.2 above, for the pension fund or provident fund or Directors Insurance, at your discretion, according to the following details:

a)	8.33% of the Salary on account of severance pay – at the Company’s expense.

b)	5% of the Salary on account of benefits—at the Company’s expense.

c)	5% of the Salary on account of benefits—at your expense

d)	Disability Income Insurance at the Company’s expense and in accordance with the Company’s procedures

2.	The company’s allocations for Directors Insurance as stated in Section 2b.1 above are on account of every other obligation to remit severance pay and/or pension fund allocations, insofar as these exist according to law.

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3.	If, in the future, the Company is required by law and/or expansion order applicable to the entire economy to allocate sums for an arrangement or comprehensive pension fund, this allocation will be intended for the fund or the applicable new arrangement, in lieu of the arrangement in this Agreement, and the Company will not be able to withdraw sums on account of the deposits made into the previous arrangement, but rather subject to the regulations of the fund and/or other appropriate fund.

c. In-service Training Fund

During your period of employment at the Company, it will allocate sums to a professional development fund. These allocations will be calculated at the rate of 7.5% of your Salary on the Company’s account and at 2.5% of the Salary on the employee’s account.

d. Annual Vacation

1.	During your employment period, you will be entitled to an annual vacation of 23 (twenty- three) working days. You must coordinate the time of your departure for said vacation with your superior.

2.	Accumulation of vacation days for a duration exceeding the total vacation days due for two contractual years will not be allowed.

3.	The Company will be entitled to order you to take an annual vacation and use up to half of your annual vacation days, including departure for an organized, concentrated vacation.

e. Sickness

1.	You are entitled to 30 (thirty) days’ sick leave per year, with the possibility of accumulating 3 (three) years’ sick leave, i.e. 90 (ninety) days.

2.	Full payment for sick leave will be remitted from the first day. You must submit a doctor’s note.

3.	Accumulated sick leave may not be redeemed for money.

f. Reserve Duty

1.	Before taking time off for reserve duty, you must notify the Company upon receipt of your reserve duty order.

2.	The Salary for the reserve duty period will be paid to you in full, as stated above in this Agreement, subject to submission of an appropriate document verifying your active reserve duty.

g. Your Eligibility for the Company’s Employee Option Plan

The Company’s management will recommend that the DSP Group, Inc.’s Board of Directors grant you options to acquire 50,000 shares of the DSP Group, Inc. common stock subject to the terms of the DSP Group Inc.’s employee stock option plan.

5 Shenkar St. Herzeliya 46120, Israel

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In order to dispel any manner of doubt, it is hereby clarified that, in any case, approval to grant the aforementioned options is subject to approval by the DSP Group, Inc.’s Board of Directors and the Authorities, as specified in the

h. Annual Bonus

It is customary to allocate bonuses to some Company employees, and when management-level discussions of bonuses are held, the Company will decide, at its sole discretion and in accordance with common practice among members of management, whether to discuss your eligibility for a bonus as well.

3.	The Contractual Period and its Termination

a.	This Agreement is valid as of the day it is signed by the parties to it. The contractual arrangement is for a period that is undetermined in advance. The beginning date of your employment at the Company has hereby been determined as February 1, 2012.

Each party will be entitled to terminate the contractual arrangement by informing the other party in writing 3 (three) month in advance. The Company reserves the right to refrain from exploiting the notification period and/or from terminating your employment immediately. In this case, you will be paid an early notification fee equal to the Salary for the aforementioned period, on the basis of your last Salary.

c.	The Company will be entitled to terminate your employment without prior notification in the following cases:

1.	You have been convicted of a work-related criminal offense and/or an infamous offense.

2.	You have violated your duty of fidelity to the Company and/or committed an act constituting a conflict of interest.

3.	You have violated your obligation to maintain confidentiality as specified below in this Agreement and its appendices.

4.	You have maliciously harmed the Company or caused it damage in consequence of an act of gross negligence.

4.	Transfer of Allocations and Severance Pay

Should your employment be terminated, the Company will transfer to you all the allocations that you have accumulated in your name in the Directors Insurance Policy and/or the fund (hereinafter: the “Allocations”). In any case, should your employment be terminated under circumstances that entitle you to severance pay, the Company shall act in accordance with the Severance Pay Law, 5723-1963.

The following is a list of the reasons that will negate the transfer of the Company’s allocations in your name:

a.	The Company has dismissed you under circumstances entitling it to legally dismiss you without severance pay.

5 Shenkar St. Herzeliya 46120, Israel

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b.	You have violated your fiduciary duty and/or duty of confidentiality toward the Company, under this Agreement, and without derogating from the generality of the aforementioned— violation of the Confidentiality Agreement attached as Appendix A to this Agreement and which constitutes an integral part thereof.

c.	You have been convicted of a criminal offense and/or infamous offense.

d.	You have stopped working at the Company without giving the required advance notification specified in Section 3b above.

e.	You have stopped working at the Company without transferring your job, as specified in Section 7 below.

It is hereby clarified that your transfer from the employment framework of the Company to that of a new company that is established—if established as part of the Company—and your employment at such a company, will not constitute termination of your employment or your resignation and/or dismissal from the Company, for the purpose of transferring the various allocations, including severance pay, yet without derogating from the generality of the aforementioned, unless a significant change in your job occurs.

5.	Working Hours

a.	Scope of position: 100%

b.	As your position is among those requiring a special degree of personal trust, as defined in the Working Hours and Rest Law, 5711—1951, you will not be subject to the provisions of this law. From time to time, the requirements of your position will necessitate your working beyond the customary hours and on Fridays. In these cases, you will not be paid for overtime.

6.	The Duty of Fidelity and Avoidance of Conflicts of Interest

a.	You hereby undertake to carry out your job with dedication and fidelity; to use all your skills, knowledge and experience for the Company’s benefit and advancement, at the highest, most efficient level and as the Company sees fit. In addition, you hereby undertake to act according to the Company’s instructions regarding everything related to the work performance, work arrangements, discipline and conduct put into effect from time to time.

b.

Once you begin working full time for the Company specified in Section 3a above, i.e. beginning on May 1st, 2007, you may not work at any other job and/or occupation as a salaried employee and/or consultant and/or self-employed individual, be it directly and/or indirectly, unless you have the Company’s advance written approval to do so. In any case, you may not work in any capacity if said job conflicts with the Company’s interests (a list of your current activities is attached as an appendix to this Agreement).

c.	Throughout the agreement period, you will not receive any payment or other benefit from any third party, be it directly or indirectly related to your job. It is hereby clarified that a violation of this provision constitutes a violation of a fundamental condition of this Agreement, and, in addition, the aforementioned sum or benefit received by you will belong to the Company, which will be entitled to deduct the said sum or the value of the benefit from all the sums due you from the Company.

5 Shenkar St. Herzeliya 46120, Israel

Tel:+972-9-952-9696

Fax:+972-9-954-1234

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d.	You will not carry out any action that constitutes harm to your fidelity to the Company and/or is liable to place you in a position of conflict of interest vis—vis the Company. You hereby undertake to immediately inform the Company of any matter or issue in which you have a personal stake and/or any other action that is liable to place you in the aforementioned position.

e.	Commencement of your employment pursuant to this Agreement is conditional upon your signature on the Confidentiality Agreement attached to this Agreement as Appendix A, and constitutes an integral part thereof.

f.	You hereby undertake to inform the Company’s CEO of any business opportunity related in any way to the information specified in Appendix A. You undertake to refrain from designating yourself or any other person for such an opportunity, be it directly or indirectly, unless the CEO has given his advance written approval for same.

7.	Transferring the Position

In the case of termination of your job, and/or expiration of this Agreement for any reason whatsoever, you undertake to transfer your position—and without derogating from the generality of the aforesaid—and all the matters you handle and/or any information whatsoever in your possession and which relates in any way to your job at the Company. Said transfer will be performed in an orderly and full manner, and include disclosure of any important detail regarding the Company’s dealings. You further undertake to transfer to the Company all the documents, information, material, equipment, and the like, which you have received and/or prepared in relation to your job at the Company, up to termination of your job at the Company; said transfer will be performed in an orderly and full manner.

8.	Declaration of Confidentiality

You undertake to maintain confidentiality, both during and after your employment at the Company, as specified in the Pledge to Maintain Confidentiality attached to this Agreement as Appendix A, which constitutes an integral part thereof.

11.	Patents, Inventions and Trade Secrets

a.	The copyrights on any invention and/or patent and/or trade secret and/or professional secret and/or innovation whatsoever conceived by you and/or by any of the Company’s employees subordinate to you during your Period of Employment at the Company and as part of your employment thereat will be the sole property of the Company.

The Company will be entitled to protect an aforementioned invention and/or patent and/or trade secret by duly registering same or by performing any other action, be it in Israel or anywhere else.

It is hereby clarified that you will not be entitled to register the invention and/or patent and/or trade secret, or take any action related to them, except actions that are required for registration or exploitation of the aforementioned by or on behalf of the Company. The aforesaid will also apply to the period following your employment at the Company.

5 Shenkar St. Herzeliya 46120, Israel

Tel:+972-9-952-9696

Fax:+972-9-954-1234

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b.	You undertake to inform the Company, in writing, of any invention and/or patent and/or trade secret conceived by you and/or by any of the Company’s employees subordinate to you, once you become aware of same. (A description of a patent-in-process is attached hereto.)

c.	The aforesaid in this section is supplementary to Appendix A of this Agreement.

On the occasion of signing this personal employment contract, we welcome you to the Company and wish you the utmost satisfaction from your job.

We hope this will mark the beginning of many years of cooperation between us for your own personal benefit as well as that of the Company.

Sincerely yours,

Tali Chen

VP Human Resources

DSP Group, Ltd.

I have read this letter carefully and hereby consent to its contents.

I know that the Salary conditions I have been offered, and those that will prevail during my employment, are personal, and that this letter constitutes a personal, unique employment contract that formalizes my relationship with the Company; therefore, I hereby confirm my knowledge of the fact that I will not be subject to the provisions of any other agreements, including collective-bargaining agreements, between the Company and its employees as long as this Agreement is valid, and I hereby undertake to maintain the confidentiality of said conditions.

/s/ David Dahan

David Dahan

Signature

Date: 2/1/2012

ID No.

5 Shenkar St. Herzeliya 46120, Israel

Tel:+972-9-952-9696

Fax:+972-9-954-1234

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Appendix A to My Employment Agreement with DSP Group Ltd

Pledge of Confidentiality

Whereas	I hereby request to be employed at DSP Group Ltd (Private Company No. 511354722);

and whereas	the Company has clarified to me the importance it attaches to the obligations specified in this document below, including everything related to the maintenance of confidentiality (hereinafter: “the Obligations”);

and whereas	the Company has conditioned my employment at the Company on my pledge to fulfill them;

and whereas	the “Company” for the matter of this obligation also includes the American parent company, D.S.P. Group, Inc. (hereinafter: “the American Company”), the subsidiaries of the Company and those of the American Company;

and whereas	I know that the Company took said obligations into account when it determined my Salary and eligibility for employee options (hereinafter; “the Employment Terms”)

and whereas	I have given my full consent to the limitations stemming from the obligations, after having understood their meaning, examined their scope and weighed the consideration for them;

and whereas	the Employment Terms agreed to between myself and the Company constitute, from my viewpoint, proper consideration for the obligations;

and whereas	I hereby take the obligations upon myself;

and whereas	I hereby undertake to fulfill the obligations that I have assumed;

and whereas	I know that, on the basis of the aforementioned, the Company has consented to

employ me;

therefore, I hereby declare and undertake the following:

1.	The preamble to this document constitutes an integral part thereof.

2.	Confidentiality

2.1

I hereby undertake to maintain full and total confidentiality regarding everything directly or indirectly related to the Company and its business, including professional and/or commercial information related to the Company inclusive of the aforesaid, I hereby undertake, both regarding Israel and any other place outside of Israel, not to reveal or make available to others any information whatsoever related to same in any form whatsoever, be it directly and/or indirectly, except information in the public domain (hereinafter: “the

5 Shenkar St. Herzeliya 46120, Israel

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Confidential Information”), and not to use said Confidential Information for my own personal needs or for the purpose of deriving any benefit for myself—or for others, be it during my employment period at the Company or during any other subsequent period, when the

Confidential Information is passed or revealed to me in consequence of my employment or during my aforesaid employment, be it by the Company, directly or indirectly, through hearing, sight or reading, including from third parties with whom the company deals, as well as when the Confidential Information is the product of an idea or self-development during my employment period or as part of my aforesaid employment, except for the purpose of executing out my job during my employment period at the Company.

In this Agreement—the Confidential Information regarding and/or concerning the Company, including technical and commercial know-how and data (whether written or verbal), drafts, documents (reports, papers and records, assignation requests), descriptions, plans, software, hardware, trade secrets, including information related to the Company’s customers, suppliers and business partners and/or to the Company’s production or marketing system, or which concerning the relations of the Company and/or its associated companies, control, are controlled, or are potentially or actually affiliated with any third parties whatsoever, including customers, suppliers, banking institutions, governmental institutions, and private, quasi-public or public entities of any type, as well as any business, financial, commercial know-how, financial statements and balances before their publication, and any internal information whatsoever that can affect the value of the Company’s shares, formulae, data, plans, patents, inventions, discoveries, innovations, improvements, research, methods of any kind, progress in scientific, technical, economic, commercial or other developments, patent application letters, prototypes, samples, pictures, descriptions, blueprints, sketches, sun prints, booklets, models and specification documents, lists, documentation, source and object codes, tapes, discs and other storage means, letters, records, record booklets, reports and flow charts, as well as information related to the Company’s current business and/or business that the Company is going to conduct (as it will develop and as is described by the Company in its development plan booklet and business plans or in any other informational material on behalf of the Company) sales reports, short- and long-term policy covering Company-related, products, product features, marketing methods, customer lists, price lists, discounts, supplier lists, business/commercial/financial contacts, economic calculations, including operating and product costs, and every other thing and matter that contains Confidential Information or which is likely to serve as a source of Confidential Information, including any information of commercial, technical and non-technical value, be it written or unwritten, data, a set of lists, models, specification documents, source and destination codes, processes, algorithms, computer magnetic tape, discs and other storage means that are tantamount to intellectual property or confidential material of the Company or of any of its predecessors or of its associated companies, in whole or in part, and particularly including, without limitation, computer hardware, computer programmer’s plans and applications, price matters and marketing information, as well as inventions

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that are not limited according to the definition of an invention as it is stipulated in the applicable Israeli or US patent laws, and each improvement or adaptation of the said information was planned, developed or obtained by me or for the Company, directly or indirectly, provided that it is not information and/or an available product that is in the public domain or can be purchased freely from an independent third party, and everything in relation to any matter related to the Company’s business and/or customers or which stems therefrom or is related in any way whatsoever, provided that is not in the public domain.

2.2	Without derogating from the generality of the aforesaid in Section 2.1 above, I hereby undertake not to reveal and/or transfer and/or sell – be it for consideration or not for consideration—and/or to cause the exposure of the Confidential Information, directly or indirectly, and to take all the measures to maintain the confidentiality of the information and prevent said information from reaching any third party whatsoever, person, body or corporation, other than my superiors at the Company or in accordance with their instructions for the purpose of fulfilling my duty as an employee of the Company.

2.3	I hereby undertake not to make any use of the information, be it in whole or in part, for my own needs or for other needs, directly or indirectly, other than for the purpose of carrying out my tasks as an employee of the Company in accordance with the instructions given by my superiors, and not to make copies of the Confidential Information in any manner whatsoever or in any form whatsoever, except at the instructions of the Company or anyone it has authorized to do so on its behalf.

2.4	I hereby undertake not to take any materials whatsoever that relate to the Confidential Information or the products, or any equipment from the Company, without obtaining the advance express written consent of: (1) the Company’s president or CEO, or (2) a person who has been authorized to do so, in writing, by the Company’s president or CEO.

2.5	I know that my failure to safeguard any Confidential Information and/or my performance of an act construed as jeopardizing the security of the Confidential Information will, for the matter of this document, be tantamount to passing on the Confidential Information without the Company’s consent, as stated above.

2.6	Without derogating from the statements above and below, I know that I do not, and will not, have any proprietary rights in the Confidential Information defined in this document.

2.6.1

I hereby undertake to inform the Company and/or those who come in its stead and/or its assignees of any inventions revealed to me during my Employment Period at the Company and/or in consequence of my work at the Company, and are related to the Company’s business and/or to the Confidential Information, and I hereby assign every interest I have, or will have, in said inventions for the benefit of the Company and/or those who come in its stead and/or its assignees, without receiving any

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additional consideration for said assignation, provided that I will not be required to bear any expenses whatsoever for the aforementioned assignation. If I create an invention that is registered as a patent either during my Employment Period at the Company or in consequence of my work at the Company, the Company will register my name on the patent documents as the inventor, provided that the Company is convinced beyond all doubt that the invention was indeed created by me, and that said registration does not constitute an infringement upon the proprietary and/or other rights of the Company and/or those who come in its stead and/or its assignees, in said invention and/or patent specified above.

2.6.2	I hereby undertake that, as long as I am required to do so, including during the period following termination of my employment for any reason whatsoever, I will sign every document that the Company deems necessary for the submission of an application for a patent or copyrights in accordance with the laws of Israel, the US and/or any foreign country in order to protect the Company’s interest in the aforementioned invention.

2.6.3	I hereby declare that, apart from the contents of Section below, I possess no interest in any patent or patent application whatsoever, and not even in material subject to the copyrights, patents and patent applications urrently belonging to me.

2.6.4	Existing patents and/or pending patent applications, and/or research activities at the stage of patent registration submission:

1.
2.
3.
4.

2.7	I know that disclosure of the Confidential Information and/or any part thereof to any third party whatsoever is liable to cause the Company severe damage, and I hereby undertake that I will not, in any way, perform an action involving a transfer and/or sale of the information and/or the products developed by the Company and/or existing products and/or which have been developed either by myself, in cooperation with others—including customers of the Company—or in cooperation with any third party whatsoever, to customers of the Company or to others.

2.8	I hereby declare my understanding that the nature of the Company’s business is such that, by entering into contractual arrangements with third parties, it undertakes and/or is likely to undertake confidentiality obligations that also apply to its employees, and non-fulfillment of the aforementioned obligations will constitute, among other things, a contract violation between the Company and the third party. I hereby undertake, therefore, to fulfill all said obligations as stipulated between the Company and the third party, as stated above.

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Tel:+972-9-952-9696

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2.9	I hereby undertake not to directly or indirectly damage the Company’s reputation of and/or its status among its actual and potential customers. I hereby undertake to safeguard the confidentiality of information related to all the financial aspects of the Company’s activity, including relations with banking institutions and the customs and tax authorities, and the Company’s liabilities and rights vis—vis third parties. Furthermore, I will safeguard the confidentiality of the information that comes into my hands and is related to entities such as the investment center, the Chief Scientist, the Company’s accountants and legal advisors, and the like.

2.10	In order to dispel any manner of doubt, it is hereby stressed that my obligations as stated above will be in effect both during my Employment Period at the Company and following termination of my employment at the Company for any reason whatsoever, and will also obligate my legal representatives, without time limitations.

2.11	I hereby agree that each document I have prepared and/or information I have obtained for the purpose of performing my job at the Company during my Employment Period at the Company is the Company’s property that will be transferred to the Company immediately following my employment as specified below. Furthermore, I hereby undertake to return to the Company all information—be it in written or any other form—that is or will be in my possession at any time, and I will do so immediately following conclusion of my employment for any reason whatsoever, or immediately on demand by the Company at any time.

3.	I again hereby declare my knowledge of the fact that the obligations in this document are especially important to the Company and constituted a precondition to my employment and were taken into account when the Company determined the Employment Terms, and that I fully consented to the limitations stemming therefrom after having understood their meaning, examined their scope, and weighed the consideration for them; therefore, I know that any violation of the obligations I have taken upon myself will grant the Company all the legal rights and remedies.

/s/ David Dahan

David Dahan

Employee’s Signature

Date: 2/1/2012

5 Shenkar St. Herzeliya 46120, Israel

Tel:+972-9-952-9696

Fax:+972-9-954-1234

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